UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 5, 2008
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota	000-21543	41-1839933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota		55428
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Wilsons Leather appointed Timothy G. Becker as Interim Chief Executive Officer effective June 5, 2008. Mr. Becker, age 48, is a Principal at Lighthouse Management Group Inc., a professional firm of turnaround specialists. Mr. Becker has held that position since 1993.
Wilsons Leather previously retained Lighthouse Management to assist the company with its cost reduction and cash management efforts. Mr. Becker beneficially owns 50% of the equity interests of Lighthouse Management. Wilsons Leather will pay Lighthouse Management an hourly rate for Mr. Becker’s services, including his services as Interim Chief Executive Officer. The amount paid by Wilsons Leather to Lighthouse Management in fiscal 2008 may exceed $120,000, in which case the relationship would require disclosure as a related person transaction between Mr. Becker and Wilsons Leather.
Mr. Becker will hold the office of Interim Chief Executive Officer until his death, resignation or removal or the election of his successor.
Also on June 5, 2008, Michael T. Sweeney resigned his position as Chairman of the Board of Directors, and William F. Farley, a current member of the company’s board of directors, was appointed as Chairman of the Board. Mr. Sweeney remains a member of the board of directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: June 11, 2008	By	/s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer and Treasurer